Exhibit 99.2

EARNINGS CALL SCRIPT - Q1 FY2020

The following is a summary of our operational results for the first quarter of fiscal 2020. The purpose of these notes is to add more detail to the standard press release we issue each quarter. We intend to dedicate the Earnings Call time to answering any specific questions on our results or performance year to date.

INTRODUCTORY UPDATE

As we announced in June of 2017, and have repeated in our earnings call scripts since, we have an ongoing investigation relating to our Mexico operations. As previously stated, we voluntarily disclosed the matters under investigation to the Department of Justice and the Securities and Exchange Commission in June 2017. We remain committed to full cooperation with both agencies and also reaffirm our strong commitment to compliance with all applicable laws and regulations. Since it is an ongoing investigation, we are not able to provide additional information or answer questions about the investigation at this time.

We sold our Mexico operations effective July 1, 2018. As a result of the sale of Mexico, we have classified the Mexico operating segment as discontinued operations and will focus on our US operations.

OVERALL

US Revenues during the first quarter of fiscal 2020 increased 12.7% over the same quarter last year. Our US revenues increased due to higher interest and fee income, primarily as a result of higher average-earning loans outstanding. Likewise, same-store revenue in the US (from the 1,148 branches open in both quarters) increased 12.0%.

Net income from continuing operations for the first quarter of fiscal 2020 decreased $7.0 million to $8.6 million from $15.6 million for the same quarter of the prior year.

Net income for the first quarter of fiscal 2020 increased $30.1 million to $8.6 million compared to the $21.5 million loss of income reported for the same quarter of the prior year.

Our provision for loan losses increased $10.7 million, or 35.0%, for the first quarter of fiscal 2020 compared to the same quarter of the prior year. This is primarily due to an increase in our net charge-offs of $6.8 million. There was a $1.9 million increase in the US provision during the first quarter of fiscal 2020 due to an increase during the quarter in US accounts 90 days past due compared to the first quarter of fiscal 2019. The increase in net charge-offs and 90 day accounts past due were primarily driven by higher loans outstanding for the quarter, however, our net charge off rate also increased from 15.1% to 16.3% and the amount of 90 days accounts as a percent of loans outstanding increased from 3.2% to 3.6%. We believe that the higher loss rates and delinquencies are being driven by the higher proportion of new borrowers in our portfolio.

Personnel expense in the US increased by $11.7 million during the first quarter of fiscal 2020, as compared to the first quarter of fiscal 2019 primarily due to $6.5 million of additional share-based compensation associated with the previously announced long-term incentive program and director equity awards. Base salary expense increased $1.9 million, or 8.0%, due to an increase in both average full time equivalent employees and management base salaries quarter over quarter. Expenses related to health benefits increased approximately $2.0 million quarter over quarter as a result of higher average claims as well as an increase headcount. Headcount increased largely due to de novo branches and the acquisition of branches and accounts.

LOAN PORTFOLIO PERFORMANCE

US Customer Base:
We continue to improve and refine customer acquisition strategies. During the quarter, the unique customer base increased 5.6% as of June 30, 2019; this is compared to 1.4%, 0.5%, 0.5%, 2.1%, and 2.7% during the first quarter of the preceding 5 fiscal years (2015-2019, respectively). Year-over-year, the customer base has increased 12.5%; this is compared to -0.7%, -2.4%, -5.9%, 2.7%, and 6.4% in the preceding 5 fiscal years (2015-2019, respectively). We ended the first quarter with 97,000 more customers than the prior first-quarter record, set in June 2014.

Contributing to our customer base growth, we continue to experience significant increases in former and new customers. Former borrowers continued to return and open new loans in record numbers during the first quarter of fiscal 2020; we experienced an increase of 6.7% in former borrower originations over the same quarter of the prior year. New borrower originations during the quarter increased 4.7% over the same quarter of the prior year. The new and former borrower growth numbers are organic and exclude the direct impact of portfolio acquisitions. Customers acquired through portfolio acquisitions in the first quarter of fiscal year 2020 resulted in 2.1% growth in the unique customer base in the quarter.

US Gross Loan performance:
Our gross loans at June 30, 2019, of $1.22 billion represents a 8.4% increase during the first quarter. This is compared to 4.3%, 3.8%, 2.2%, 4.1%, and 5.8% in the preceding 5 fiscal years (2015-2019, respectively). Year-over-year, our gross loans have increased 15.1%, compared to 2.3%, -0.4%, -6.5%, -0.4%, and 8.2% in the preceding 5 fiscal years (2015-2019, respectively).

Looking at same store year-over-year gross loans outstanding growth in the US, our balances increased by 13.8% or $145.1 million as of the end of the first quarter of fiscal 2020. This is an improvement on the same period of last year where same store gross loans outstanding increased 8.7%. More than 70% of our stores opened during both fiscal years grew their number of accounts year-over-year and 81% grew their outstanding loans. Same stores' customer base increased by 87,500 in total year-over-year, compared to 48,000 at the end of the first quarter fiscal 2019.

Credit Quality of Customer Base & Delinquencies:
Accounts in the US that were over 90 days delinquent increased to 3.6% as of June 30, 2019, compared to 3.2% as of June, 2018. Accounts that are 0 to 60 days past due on a recency basis were 20.6% of gross loans, as compared to 19.3% as of June 30, 2018.

Customers who are new borrowers to World Finance (less than 6 months since their first origination at the time of their current loan) as a percentage of the quarter-end portfolio have grown 45.0% year-over-year, this is compared to 0.8%, -3.4%, -14.1%, 12.8%, and 19.7% year-over-year growth at the end of the same period for each of the prior five fiscal years (2015-2019 respectively). These "new to World" customers now account for 17.2% of the portfolio, an increase from the 12.3%, 11.9%, 10.9%, 12.4% and 13.7% weighting for these customers at the end of the same period for each of the prior five fiscal years (2015-2019 respectively). This tremendous growth is due to both organic customer growth and portfolio acquisitions throughout the year. Further, customers with less than 1 year tenure as a percentage of the year-end portfolio have grown 39.9% year-over-year to now account for 25.0% of the portfolio. At the end of the same period in each of the prior five fiscal years, customers with less than 1 year tenure accounted for 18.9%, 18.3%, 17.1%, 18.5%, and 20.5% of the portfolio (2015-2019 respectively).

We anticipate that this increased weighting of new borrowers, our riskiest customer type, in the portfolio will result in increased delinquencies and charge-offs in the future, both in dollars and rates at this growth rate. While we have experienced an increase in portfolio weighting towards less tenured customers during the last 18-24 months, we continue to see stable loan performance across vintages based on customer tenure and credit quality. The increase in the overall provision is within expectations due to the shift in the portfolio due to new customer growth. We plan to continue to invest in the portfolio for future revenue growth as long as the expectations and early performance indicate that these new borrowers will provide an after-tax return above our cost of capital.

New Branches:
As of June 30, 2019, we had 1,218 branches in the US, of which 1213 are operating under the World Finance name. We continue to re-brand current and acquired branches to strengthen our brand name and reputation and intend to brand all of our operations under the World Finance name in the future.

OTHER PERFORMANCE DETAILS

Outstanding Debt:
As of June 30, 2019, our debt to equity ratio increased slightly to 0.6:1 from 0.5:1 as of June 30, 2018, despite $96.3 million in share repurchases and substantial loan growth during the last 12 months. We consider 2:1 to be a conservative level, and we are significantly below that level.

REGULATORY ENVIRONMENT

State-level Regulations:
We are not aware of any significant changes in state regulations that have been adopted (or appear likely to be adopted in the near term) that are likely to have a material adverse effect on our business.

CFPB:
Regarding the final regulations from the CFPB on small-dollar lending, we believe the effect on our business practices will be very limited. Regarding any other proposed regulation, such as CFPB supervisory oversight, we are not in a position to be able to comment about the potential impact. We will discuss any effect on our operations or policies if, and when, any legislation or regulation is fully enacted that impacts our business.

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